Exhibit 99

Contact:
Renee L. Grable Mullen
Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS

SECOND QUARTER 2004 RESULTS

SAN DIEGO – (July 28, 2004) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue for the second quarter of 2004 of $153.4 million, compared to $183.4 million for the second quarter of 2003, and $161.3 million for the first quarter of 2004. The company generated net income of $4.3 million for the second quarter of 2004, resulting in diluted earnings per share of $0.14. This compares to net income of $11.2 million, or diluted earnings per share of $0.27 for the second quarter of 2003, and net income of $4.6 million, or diluted earnings per share of $0.15 for the first quarter of 2004.

For the six months ended June 30, 2004, the company reported revenue of $314.6 million, compared to $383.1 million reported for the same period a year ago. For the six months ended June 30, 2004, the company reported earnings per diluted share of $0.28, compared to $0.56 per diluted share reported for the same period a year ago.

“We believe our solid second quarter financial results confirm the continued stabilization of our market. Demand for our services continued to grow during the second quarter, representing the third consecutive quarter of increasing demand. However, the corresponding growth in the supply of travel healthcare professionals has not kept pace with the increase in demand that we have experienced. It appears that it is taking longer for nurses to recognize the breadth of the travel nursing opportunities that are currently available. This lag in supply growth contributed to revenue falling slightly below our expectations in the second quarter. We anticipate that the supply of nurses will grow in the future as the awareness of travel nursing opportunities spread,” said Steven C. Francis, chief executive officer.

In line with the company’s expectations, gross profit margin for the second quarter of 2004 was 22.8%, reflecting an anticipated seasonal improvement over the 22.2% reported in the first quarter of 2004, and in line with the 22.9% reported in the second quarter of 2003. Gross profit for the second quarter of 2004 was $35.0 million, compared to $42.0 million for the second quarter of 2003 and $35.8 million for the first quarter of 2004.

Selling, general and administrative expenses for the second quarter of 2004 were $24.0 million, representing 15.7% of revenue, compared to $22.0 million, or 12.0% of revenue for the second quarter of 2003, and $24.6 million, or 15.3% of revenue in the first quarter of 2004. The increase in selling, general and administrative expenses compared to the prior year was primarily due to the expansion of corporate facilities and increased professional liability insurance costs.

Income from operations was $9.2 million for the second quarter of 2004, compared to $18.6 million for the second quarter of 2003, and $9.5 million for the first quarter of 2004. The income from operations margin for the second quarter of 2004 was 6.0%, relatively consistent with the first quarter of 2004, and lower than the 10.1% reported for the second quarter of 2003, primarily as a result of higher selling, general and administrative expenses as a percentage of revenue.

Net income for the second quarter of 2004 included net interest expense of $2.1 million, compared to net interest expense of $0.1 million in the second quarter of 2003, and $2.1 million in the first quarter of 2004. The increase in interest expense over the prior year was a result of borrowings associated with the self-tender offer for approximately 10 million of the company’s equity securities in October 2003. The weighted average diluted shares outstanding in the second quarter of 2004 was 31.3 million.

As of June 30, 2004, the company had $13.8 million of cash and cash equivalents and debt of $128.5 million. The company generated $15.2 million in cash provided by operating activities during the second quarter of 2004. In addition, in order to provide increased financing flexibility and liquidity under the company’s $205 million credit facility, the company recently amended certain covenants under the company’s credit agreement.

Revenue and Earnings Guidance for Third Quarter 2004

Consistent with previous practice, the company provides revenue and earnings guidance for the next quarter to be reported. Revenue for the third quarter of 2004 is expected to range between $151 million and $157 million, resulting in net income ranging between $3.3 million and $4.4 million, or diluted earnings per share of approximately $0.11 to $0.14. The company expects to have an average of approximately 31.5 million diluted shares outstanding for the third quarter of 2004.

“Our third quarter guidance projects revenues that are approximately equal to the second quarter, reflecting a continued stabilization in our market. The rise in demand experienced this year certainly creates opportunity for growth, but further growth expansion in the supply of healthcare professionals interested in a travel career is also necessary to keep pace with the increasing needs of our hospital clients. We are confident in our belief that AMN’s recruitment channels, combined with the focused initiatives that we have recently implemented, will give AMN a competitive advantage to capture future growth in supply. Additionally, we continue to believe that the macroeconomic and strategic drivers for our industry remain strong,” said Mr. Francis.

Additionally Announced Today

In March 2004, AMN announced that Donald Myll, the company’s chief financial officer and treasurer, intended to resign in order to refocus his career on emerging companies, his core interest. Mr. Myll’s resignation will be effective August 11, 2004.

“All of us at AMN, including the board of directors, thank Don for his leadership and service to AMN,” said Mr. Francis. “We wish him success with his future endeavors.”

The company has appointed Susan Nowakowski as interim chief financial officer, a role that Ms. Nowakowski has previously performed at AMN, to replace Mr. Myll until a successor is named. Serving as interim chief accounting officer and treasurer will be AMN’s current vice president of accounting and finance, Brent Rivard. Mr. Rivard joined AMN’s corporate finance team in 2001 and has been actively involved in all corporate accounting, public reporting, operations planning, treasury and M&A activities. Mr. Rivard is a CPA, and prior to 2001, worked for Deloitte & Touche.

“Both Susan and Brent have solid financial experience,” continued Mr. Francis. “I am confident in their abilities and that AMN’s resources are more than sufficient to ensure appropriate operational and financial leadership for the company and its shareholders until Don’s successor is named.”

AMN has retained Heidrick and Struggles, an international senior-level executive recruiting firm, to search for a chief financial officer.

Company Summary

AMN Healthcare Services, Inc., a leading healthcare staffing company, is the largest nationwide provider of travel nurse staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on July 29, 2004

AMN Healthcare Services, Inc.’s second quarter earnings conference call will be held on Thursday, July 29, 2004 at 10:00 a.m. EDT (7:00 a.m. PDT). A live webcast of the call can be accessed at www.amnhealthcare.com/investors. Dialing (888) 276-0006 in the U.S. or (612) 332-0820 internationally can also access the live conference call. A replay will be available on the web site until August 14, 2004. A telephonic replay of the call will also be available through August 14, 2004 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 737782. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals at reasonable costs; the company’s ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; increased utilization of permanent staff by hospital and healthcare facility clients; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of our management information and communications systems; the effect of existing or future government regulation, and the company’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s annual report on Form 10-K for the year ended December 31, 2003. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Statements of Operations

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Chg	2004	2003	% Chg
Revenue	$153,368	$183,364	(16)%	$314,633	$383,129	(18)%
Cost of revenue	118,386	141,373	(16)%	243,822	296,387	(18)%

Gross profit	34,982	41,991	(17)%	70,811	86,742	(18)%

	22.8%	22.9%		22.5%	22.6%
Expenses:
Selling, general and administrative	24,023	22,012	9%	48,621	44,849	8%
	15.7%	12.0%		15.5%	11.7%
Non-cash stock-based compensation (1)	219	219	0%	437	437	0%
Depreciation and amortization	1,536	1,150	34%	3,001	2,265	32%

Total expenses	25,778	23,381	10%	52,059	47,551	9%

Income from operations	9,204	18,610	(51)%	18,752	39,191	(52)%
	6.0%	10.1%		6.0%	10.2%
Interest expense, net	2,118	114	N/M	4,252	197	N/M

Income before income taxes	7,086	18,496	(62)%	14,500	38,994	(63)%
Income tax expense	2,763	7,306	(62)%	5,618	15,405	(64)%

Net income	$4,323	$11,190	(61)%	$8,882	$23,589	(62)%

	2.8%	6.1%		2.8%	6.2%
Basic and diluted net income per common share:
Basic net income per common share	$0.15	$0.29	(48)%	$0.32	$0.60	(47)%

Diluted net income per common share	$0.14	$0.27	(48)%	$0.28	$0.56	(50)%

Weighted average common shares outstanding - basic	28,203	38,287	(26)%	28,162	39,056	(28)%

Weighted average common shares outstanding - diluted	31,332	41,767	(25)%	31,313	42,379	(26)%

Other Financial and Operating Data:
Average travelers on assignment	6,130	7,355	(17)%	6,239	7,695	(19)%

Revenue per traveler per day	$274.94	$273.96	0%	$277.09	$275.08	1%

Gross profit per traveler per day	$62.71	$62.74	0%	$62.36	$62.28	0%

Adjusted EBITDA (2)	$10,959	$19,979	(45)%	$22,190	$41,893	(47)%

	7.1%	10.9%		7.1%	10.9%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Chg	2004	2003	% Chg
Net income	$4,323	$11,190	(61)%	$8,882	$23,589	(62)%
Adjustments:
Interest expense, net	2,118	114		4,252	197
Income tax expense	2,763	7,306		5,618	15,405
Depreciation and amortization	1,536	1,150		3,001	2,265
Non-cash stock-based compensation	219	219		437	437

Adjusted EBITDA (1)	$10,959	$19,979	(45)%	$22,190	$41,893	(47)%

(1)	Adjusted EBITDA represents net income plus interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2004	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$13,831	$6,764	$4,687
Accounts receivable, net	111,024	121,968	117,392
Other current assets	14,001	17,448	15,862

Total current assets	138,856	146,180	137,941

Fixed assets, net	18,125	18,541	18,414
Goodwill, net	135,532	135,532	135,532
Deferred income taxes	4,102	5,384	6,071
Intangible and other assets	6,689	6,303	6,574

Total assets	$303,304	$311,940	$304,532

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,752	$11,055	$12,954
Accrued compensation and benefits	33,629	36,302	32,117
Current portion of notes payable	6,000	13,000	13,400
Other current liabilities	524	4,168	2,488

Total current liabilities	50,905	64,525	60,959

Notes payable	122,500	124,000	125,500
Other long-term liabilities	2,520	2,964	1,976

Total liabilities	175,925	191,489	188,435

Stockholders’ Equity	127,379	120,451	116,097

Total liabilities and stockholders’ equity	$303,304	$311,940	$304,532

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net cash provided by operating activities	$15,204	$25,029	$20,887	$46,700
Net cash used in investing activities	(1,023)	(4,772)	(2,533)	(8,032)
Net cash used in financing activities	(7,079)	(5,378)	(9,173)	(35,231)
Effect of exchange rates on cash	(35)	(5)	(37)	(65)

Net increase in cash and cash equivalents	7,067	14,874	9,144	3,372
Cash and cash equivalents at beginning of period	6,764	28,633	4,687	40,135

Cash and cash equivalents at end of period	$13,831	$43,507	$13,831	$43,507